As filed with the Securities and Exchange Commission on February 20, 2007
Registration No. 333-139419

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aruba Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3577	02-0579097
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1322 Crossman Ave.
Sunnyvale, CA 94089-1113
(408) 227-4500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dominic P. Orr
Chief Executive Officer
Aruba Networks, Inc.
1322 Crossman Ave.
Sunnyvale, CA 94089-1113
(408) 227-4500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Steven E. Bochner, Esq. David J. Segre, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Alexa King, Esq. Senior Director, Legal Affairs Aruba Networks, Inc. 1322 Crossman Ave. Sunnyvale, CA 94089-1113 (408) 227-4500	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-139419) is solely to file Exhibit 10.18 and Exhibit 10.19. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq Global Market listing fee.

SEC registration fee		$10,700
NASD filing fee		$10,500
Nasdaq Global Market listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that:

•	The registrant shall indemnify its directors for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•	The registrant is required to advance expenses, as incurred, to its directors in connection with defending a proceeding, except that such director shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors that provide the maximum indemnity allowed to directors by Section 145 of the Delaware General Corporation Law and also provides for certain additional procedural protections. The registrant also maintains director and officer insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its directors may be sufficiently broad to permit indemnification of the registrant’s directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since our inception in February 2002, we have sold unregistered securities to a limited number of persons as described below.

1. Sales of Preferred Stock

•	In April 2002, the registrant sold an aggregate of 14,130,000 shares of the registrant’s Series A preferred stock to a total of 10 accredited investors at $0.667 per share, for aggregate proceeds of $9,420,000.

•	In October 2002, the registrant sold an aggregate of 132,748 shares of the registrant’s Series A preferred stock to an accredited investor at $0.667 per share, for aggregate proceeds of $88,543.

•	In August 2003, the registrant sold an aggregate of 16,666,665 shares of the registrant’s Series B preferred stock to a total of 14 accredited investors at $1.20 per share, for aggregate proceeds of $19,999,998.

•	In October 2003, the registrant sold an aggregate of 1,666,668 shares of the registrant’s Series B preferred stock to a total of 11 accredited investors at $1.20 per share, for aggregate proceeds of $2,000,003.

•	In June 2004, the registrant sold an aggregate of 11,232,531 shares of the registrant’s Series C preferred stock to a total of 20 accredited investors at $2.134 per share, for aggregate proceeds of $23,970,221.

•	In July 2004, the registrant sold an aggregate of 468,604 shares of the registrant’s Series C preferred stock to an accredited investor at $2.134 per share, for aggregate proceeds of $1,000,001.

•	In August 2004, the registrant sold an aggregate of 810,671 shares of the registrant’s Series C preferred stock to a total of 8 accredited investors at $2.134 per share, for aggregate proceeds of $1,729,972.

•	In September 2005, the registrant sold an aggregate of 2,953,571 shares of the registrant’s Series D preferred stock to a total of 30 accredited investors at $6.5443 per share, for aggregate proceeds of $19,329,054.

•	In September 2006, the registrant sold an aggregate of 1,619,725 shares of the registrant’s Series D preferred stock to a total of 31 accredited investors at $6.5443 per share, for aggregate proceeds of $10,599,985.

2. Warrants

•	In March 2003, the registrant issued warrants to purchase an aggregate of 144,303 shares of the registrant’s preferred stock to an accredited investor at an exercise price of $0.67 per share.

•	In July 2003, the registrant issued warrants to purchase an aggregate of 37,481 shares of the registrant’s preferred stock to an accredited investor at an exercise price of $0.67 per share.

•	In July 2003, the registrant issued warrants to purchase an aggregate of 62,500 shares of the registrant’s preferred stock to an accredited investor at an exercise price of $1.20 per share.

•	In April 2004, the registrant issued warrants to purchase an aggregate of 20,833 shares of the registrant’s preferred stock to an accredited investor at an exercise price of $1.20 per share.

•	In May 2004, the registrant issued warrants to purchase an aggregate of 263,889 shares of the registrant’s preferred stock to an accredited investor at an exercise price of $1.20 per share.

•	In May 2004, the registrant issued warrants to purchase an aggregate of 148,100 shares of the registrant’s preferred stock to an accredited investor at an exercise price of $2.13 per share.

3. Options

•	From February 11, 2002 through January 31, 2007, the registrant issued and sold an aggregate of shares of common stock upon the exercise of options issued to certain employees, directors and consultants under the registrant’s 2002 Stock Plan at exercise prices ranging from $0.06 to $ per share, for an aggregate consideration of $ .

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes each transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof and Regulation D promulgated thereunder, with respect to items (1) and (2) above, as transactions by an issuer not involving a public offering, and Rule 701 promulgated thereunder, with respect to item (3) above, as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.  The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1A*	Amended and Restated Certificate of Incorporation of Registrant
3	.1B*	Form of Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of this offering
3	.2A**	Bylaws of Registrant
3	.2B*	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering
4	.1*	Specimen common stock certificate
4	.2**	Amended and Restated Investors’ Rights Agreement
4	.3**	Warrants to purchase preferred stock of Registrant, issued to Lighthouse Capital Partners
4	.4**	Warrants to purchase preferred stock of Registrant, issued to Costella Kirsch Venture Partners
4	.5**	Stock Issuance Agreement, dated July 15, 2005, between Registrant and Microsoft Corporation
5	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10	.1*	Form of Indemnification Agreement between Registrant and its directors
10	.2A**	2002 Stock Plan of Registrant, as amended
10	.2B**	Forms of Stock Option Agreements under the 2002 Stock Plan
10	.3A**	2007 Equity Incentive Plan of Registrant, to be in effect upon the completion of this offering

Exhibit
Number		Description

10	.3B**	Forms of Stock Option Agreements under the 2007 Equity Incentive Plan
10	.4A**	Employee Stock Purchase Plan, to be in effect upon the completion of this offering
10	.4B**	Form of Subscription Agreement under the Employee Stock Purchase Plan
10	.5**	Executive Employment Agreement, dated April 4, 2006, between Registrant and Dominic P. Orr
10	.6**	Employment offer letter, dated April 12, 2002, between Registrant and Keerti Melkote
10	.7**	Employment offer letter, dated July 18, 2006, between Registrant and Sriram Ramachandran
10	.8**	Employment offer letter, dated July 14, 2005, between Registrant and Steffan Tomlinson
10	.9**	Employment offer letter, dated June 2, 2004, between Registrant and Richard Wilmer
10	.10**	Separation Agreement, dated April 6, 2006, between Registrant and Donald LeBeau
10	.11**	Separation Agreement, dated August 30, 2006, between Registrant and David Butler
10	.12**	Loan and Security Agreement, dated March 3, 2003, between Registrant and Lighthouse Capital Partners
10	.13**	Master Loan and Security Agreement, dated July 31, 2003, between Registrant and Costella Kirsch Venture Partners
10	.14**	Sublease Agreement, dated September 10, 2004, for 1322 Crossman Ave., Sunnyvale, California
10	.15†**	Flextronics Manufacturing Services Agreement, dated January 1, 2005
10	.16†**	Technology License Agreement, dated October 20, 2005, between Registrant and Atheros Communications, Inc.
10	.17**	Software License Agreement, dated January 11, 2006, between Registrant and Broadcom Corporation
10	.18†	OEM Supply Agreement, dated March 18, 2005, between Registrant and Alcatel Internetworking, Inc.
10	.19†	Amendment No. 1 to OEM Supply Agreement, dated August 31, 2006, between Registrant and Alcatel Internetworking, Inc.
21	.1**	List of subsidiaries of Registrant
23	.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23	.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24	.1**	Power of Attorney
99	.1**	Consent of Duff & Phelps, LLC

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

(b) Financial Statement Schedules.  The following financial statement schedule is included herewith:

Schedule II — Valuation and Qualifying Accounts

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

	Balance at			Balance at
	Beginning			End of
Allowance for Doubtful Accounts	of Year	Additions	Deductions	Year
	(In thousands)

Year ended July 31, 2004	$—	$26	$—	$26
Year ended July 31, 2005	$26	$138	$—	$164
Year ended July 31, 2006	$164	$254	$(66)	$352

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 20th day of February, 2007.

ARUBA NETWORKS, INC.

By:	/s/ Dominic P. Orr
Dominic P. Orr
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Dominic P. Orr Dominic P. Orr		President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 20, 2007

/s/ Steffan Tomlinson Steffan Tomlinson		Chief Financial Officer (Principal Accounting and Financial Officer)	February 20, 2007

* Keerti Melkote		Co-Founder, Vice President, Products and Partnerships and Director	February 20, 2007

* Bernard Guidon		Director	February 20, 2007

* Emmanuel Hernandez		Director	February 20, 2007

* Doug Leone		Director	February 20, 2007

* Shirish S. Sathaye		Director	February 20, 2007

* Daniel Warmenhoven		Director	February 20, 2007

*By:	/s/ Steffan Tomlinson Steffan Tomlinson Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1A*	Amended and Restated Certificate of Incorporation of Registrant
3	.1B*	Form of Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of this offering
3	.2A**	Bylaws of Registrant
3	.2B*	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering
4	.1*	Specimen common stock certificate
4	.2**	Amended and Restated Investors’ Rights Agreement
4	.3**	Warrants to purchase preferred stock of Registrant, issued to Lighthouse Capital Partners
4	.4**	Warrants to purchase preferred stock of Registrant, issued to Costella Kirsch Venture Partners
4	.5**	Stock Issuance Agreement, dated July 15, 2005, between Registrant and Microsoft Corporation
5	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10	.1*	Form of Indemnification Agreement between Registrant and its directors
10	.2A**	2002 Stock Plan of Registrant, as amended
10	.2B**	Forms of Stock Option Agreements under the 2002 Stock Plan
10	.3A**	2007 Equity Incentive Plan of Registrant, to be in effect upon the completion of this offering
10	.3B**	Forms of Stock Option Agreements under the 2007 Equity Incentive Plan
10	.4A**	Employee Stock Purchase Plan, to be in effect upon the completion of this offering
10	.4B**	Form of Subscription Agreement under the Employee Stock Purchase Plan
10	.5**	Executive Employment Agreement, dated April 4, 2006, between Registrant and Dominic P. Orr
10	.6**	Employment offer letter, dated April 12, 2002, between Registrant and Keerti Melkote
10	.7**	Employment offer letter, dated July 18, 2006, between Registrant and Sriram Ramachandran
10	.8**	Employment offer letter, dated July 14, 2005, between Registrant and Steffan Tomlinson
10	.9**	Employment offer letter, dated June 2, 2004, between Registrant and Richard Wilmer
10	.10**	Separation Agreement, dated April 6, 2006, between Registrant and Donald LeBeau
10	.11**	Separation Agreement, dated August 30, 2006, between Registrant and David Butler
10	.12**	Loan and Security Agreement, dated March 3, 2003, between Registrant and Lighthouse Capital Partners
10	.13**	Master Loan and Security Agreement, dated July 31, 2003, between Registrant and Costella Kirsch Venture Partners
10	.14**	Sublease Agreement, dated September 10, 2004, for 1322 Crossman Ave., Sunnyvale, California
10	.15†**	Flextronics Manufacturing Services Agreement, dated January 1, 2005
10	.16†**	Technology License Agreement, dated October 20, 2005, between Registrant and Atheros Communications, Inc.
10	.17**	Software License Agreement, dated January 11, 2006, between Registrant and Broadcom Corporation
10	.18†	OEM Supply Agreement, dated March 8, 2005, between Registrant and Alcatel Internetworking, Inc.
10	.19†	Amendment No. 1 to OEM Supply Agreement, dated August 31, 2006, between Registrant and Alcatel Internetworking, Inc.
21	.1**	List of subsidiaries of Registrant
23	.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23	.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24	.1**	Power of Attorney
99	.1**	Consent of Duff & Phelps, LLC

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.